Exhibit 99.5 Press Release dated March 30, 2016

Tengasco Announces Year-End 2015 Financials and Results of Operations

GREENWOOD VILLAGE, Colo., March 30, 2016 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today that it has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2015.

The per-share information in this release reflects the one–for-ten reverse stock split approved by shareholder vote on March 21, 2016 and made effective March 24, 2016 as to 2015 and prior periods. The Company reported net loss from continuing operations of $(24.7) million or $(4.06) per share in 2015 compared to net loss of $(0.8) million or $(0.13) per share in 2014. Included in the 2015 net loss was a $14.5 million non-cash impairment of the Company’s oil and gas properties and recording of a $7.3 million non-cash valuation allowance on the Company’s deferred tax asset. Net loss before effect of the impairment and the valuation allowance is $(2.9) million or $(0.47) per share in 2015 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The non-cash impairment resulted from ceiling test failures during the quarters ended September 30, 2015 and December 31, 2015. These ceiling test failures were primarily a result of low oil prices experienced since late 2014. The valuation allowance was primarily a result of cumulative losses incurred during the three years ended December 31, 2015.

The Company realized revenues of approximately $6.2 million in 2015 compared to $13.8 million in 2014. During 2015, revenues decreased approximately $7.6 million of which $5.7 million was related to a $43.39 per barrel decrease in average oil price received from $86.05 per barrel received in 2014 to $42.66 per barrel received in 2015. In addition, $1.9 million of the decrease was related to decreases in oil sales volumes from 153.5 MBbl in 2014 to 130.9 MBbl in 2015. The more significant production declines were experienced in the Albers, Liebenau, McElhaney A, Veverka B, and Veverka D leases. These decreases were primarily due to natural declines. These production declines were partially offset by production from the successful drilling of the Howard A #1 in late 2014.

The Company reported total proved oil reserves at December 31, 2015 of 0.9 million barrels, valued at $8.3 million on a discounted future net cash flows basis before effect of income taxes, down from 1.8 million barrels valued at $40.4 million at December 31, 2014. The decrease in volumes and value is primarily related to a $44.36 decrease in oil price used in the reserve report from $88.34 per barrel used at December 31, 2014 to $43.98 per barrel used at December 31, 2015.

Michael J. Rugen, CEO, said “Low oil prices in 2015 have significantly impacted our business. Not only did low oil prices severely impact our 2015 and current year revenues, but also was by far the primary contributor to the impairment of our oil and gas properties as well as recording of the valuation allowance on our deferred tax asset. The Company anticipates low oil prices to continue in the near term and has taken steps to reduce G&A and operating costs. The Company has continued to review personnel, services, and service providers to determine if there are cost-effective alternatives. As a result of this review, the Company recently terminated three full time employees in its corporate geological and engineering staff resulting in an annualized reduction in G&A of approximately $500,000. However, those savings will be offset in part by the cost of contractors and consultants that the Company intends to utilize on an as-needed basis going forward until crude oil prices improve significantly and the Company determines a need to add technical employees. In addition, the Company should benefit from the knowledge provided by the more specialized consultants we would use to assist our review of a variety of opportunities in several geographical areas in addition to Kansas. Salary reductions for our Kansas personnel have also been initiated. We will continue to review other cost cutting measures during these periods of low oil prices.”

“During the first quarter of 2016, the Company completed shooting seismic over our Saline County acreage. Processing and interpretation of this data should be completed in the second quarter of 2016. While the Company has started to see more producing asset and drilling opportunities become available in the market, many of these opportunities remain uneconomic at current prices.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2015 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability. The Company’s actual results could differ materially from the forward-looking statements.

GAAP to Non-GAAP Reconciliation ($ millions, except per share data)

Year Ended December 31, 2015
Net loss (US GAAP)	$(24.7)
Impairment	$14.5
Valuation allowance	$7.3
Net income from continuing operations before effect of impairment	$(2.9)

Net loss per share – basic and diluted (US GAAP)	$(4.06)
Impairment – basic and diluted	$2.38
Valuation allowance – basic and diluted	$1.21
Net income per share before effect of impairment and valuation allowance – basic and diluted	$(0.47)

CONTACT: Cary V. Sorensen, 720-420-4460